Exhibit 23.4
Board of Directors
First Priority Financial Corp.
2 West Liberty Boulevard
Suite 104
Malvern, Pennsylvania 19355
Gentlemen:
     The undersigned understands that First Priority Financial Corp. (the “Company”) intends to elect or appoint the undersigned as a member of the Company’s board of directors. The undersigned hereby consents to be named as a director nominee in the Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-147950) and to serve as a director of the Company if elected or appointed.
Sincerely,
/s/Howard R. Berlin
Howard R. Berlin